Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:
Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

Media:
Mark Vincent, Vice President of Euro RSCG Life NRP, 212-845-4239 or mark.vincent@eurorscg.com.

PRAECIS PHARMACEUTICALS INCORPORATED
To Present Advancement in Drug Discovery Platform at the
BIO CEO & Investor Conference

PRAECIS will present a quicker, more efficient method of identifying drug leads targeting human disease using its proprietary Direct Select™ Technology

Waltham, MA — February 23, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today announced that Richard W. Wagner, Ph.D., Executive Vice President, Discovery Research will present at the BIO CEO & Investor Conference in New York City on February 24, 2004.  Dr. Wagner will describe PRAECIS’ development of a new method to generate vast pharmaceutical libraries that could be used to identify drug leads in a greatly reduced timeframe.  PRAECIS intends to apply this approach to the discovery of new compounds, including orally bioavailable drugs, directed at multiple targets in select human diseases.

Traditional methods of drug discovery are time consuming and limited by the number of potential drug candidates that can be synthesized and tested against a specific target (protein or gene related to a disease process). At its founding, PRAECIS developed the LEAP™ (Ligand Evolution to Active Pharmaceuticals) platform to accelerate the discovery process by exponentially increasing the number of compounds screened against a target. LEAP™ is a two step process whereby ligands (molecules that bind to the target) are initially selected from a starting combinatorial library of billions of peptides and then transformed into pharmaceutical leads by screening through tens of thousands of variants of the ligands.

In a significant advancement to LEAP™, PRAECIS has developed methods with the potential to generate vast pharmaceutical libraries.  In a pilot trial using the technology, PRAECIS generated a 250,000 member library in less than 6 weeks.  Researchers at the Company are currently scaling the process to create multiple libraries consisting of greater than 100 million molecules with highly diverse structures.  The power of these libraries lies in their sheer size, 10,000 times the size of compound libraries typically used in the pharmaceutical industry.  A novel tagging-system allows for immediate identification of selected structures.  PRAECIS has developed a single-step selection process for use on these large libraries in identifying pharmaceutical leads, compared to the two step processes for traditional drug discovery and LEAP™.  PRAECIS has therefore termed the platform Direct Select™ Technology.  PRAECIS has filed for intellectual property protection on its proprietary platform.

In describing the benefits this technology brings to drug discovery, Dr. Wagner stated, “The Direct Select™ Technology will allow us to more rapidly and directly identify leads with higher affinity and specificity than has been routinely possible using traditional drug discovery methods.  In addition, we believe that we now have the ability to broaden our libraries to include small molecule, orally bioavailable compounds.  Direct Select™ should reduce the time and cost of identifying drug candidates, which can then be validated in preclinical testing.  The end result is an ability for PRAECIS to choose compounds with the highest potency and the least toxicity for our clinical programs.”

Dr. Wagner’s slide presentation, together with an updated corporate overview, may be accessed at http://www.praecis.com under “Investor Relations.”

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to address significant unmet medical needs.  In the United States, PRAECIS has received approval from the United States Food and Drug Administration to market Plenaxis™ (abarelix for injectable suspension). PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma and endometriosis, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s Direct Select™ Technology platform and plans for the use of this platform in research and discovery efforts.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to successfully develop large scale libraries to enhance the potential of its Direct Select™ Technology, unexpected results in ongoing and future research and development activities, the need for additional research and testing, and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.